SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported): May 5, 2004

                        Commission File Number: 000-29953


                                  Edulink, Inc.
                                  -------------
             (Exact name of registrant as specified in its charter)

                               Nevada 95-4562316
 (State of incorporation or organization) (I.R.S. Employer Identification No.)

201 Wilshire Boulevard, Second Floor, Santa Monica, California           90401
--------------------------------------------------------------- --------------
(Address of principal executive offices)                            (Zip Code)

                                 (310) 393-4901
                                 --------------
              (Registrant's Telephone Number, Including Area Code)




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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

On May 5, 2004, Edulink, Inc., a Nevada corporation (the "Registrant") entered into a securities purchase agreement with AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC, and New Millennium Capital Partners II, LLC, (the "Buyers"). That agreement is attached hereto as exhibit 4.1.

The Buyers have agreed to purchase Convertible Secured Notes from the Registrant in the total amount of $1,500,000. The notes are due in two years bearing simple interest at a rate of 12% per annum. The notes are secured by the assets of the Registrant.

The loan proceeds will be paid as follows: (a) $250,000 on execution of the agreements and the applicable note for that amount, such sum having been disbursed on May 11, 2004; (b) $625,000 on filing to register the shares (as outlined below) and on execution of the applicable note; and (c) $625,000 on the date the registration is effective and on execution of the applicable note.

According to the terms of the agreement, the registration documentation must be filed within 60 days of execution of the agreements and the registration must be effective within 105 days from the execution of the agreements. Any delay in the timing results in a penalty based upon 3% of the amount of the principal sums disbursed to that point.

The Registrant must obtain shareholder approval to increase its authorized shares in order to actually file the required registration statement relating to the number of shares which must be reserved. The number of shares that must be reserved equal 200% of the total number of shares that would be issued, assuming conversion of the full $1,500,000 loan and based upon the applicable conversion rate.

The Buyers have the right to convert each applicable loan increment into shares of the Registrant's common stock. The conversion rate equals $.005 per share unless the price per share at the time of conversion falls below that $.005 (based upon average per share price during the 20 trading days preceding the date of conversion). If the per share price does fall below $.005, the conversion rate will equal 50% of that lower price... The Registrant must register shares equal to 200% of the number of shares that could be converted... The Buyers will not convert at any one time to shares which would give them holdings of in excess of 4.9% of 100% of the Registrant's issued and outstanding shares. The $.005 conversion rate would be adjusted pro-rata based upon any reverse split. Assuming the price per share is maintained at $.005 or above, and assuming full conversion, the Buyers would be entitled to convert the loans into a total of 300,000,000 shares.

The Buyers are also entitled to warrants to purchase three shares of stock for every $1.00 in financing actually provided. The exercise price equals $.005 per share, subject to adjustment in terms of the number of warrants and the exercise price upon any reverse split. The total number of warrants, assuming the total $1,500,000 in financing, equals warrants to purchase 4,500,000 shares.

Interest payments will be as follows: six months interest is to be prepaid as installment is provided; and one year's interest will at the same time be placed in an interest bearing escrow account. The escrowed interest payment will be disbursed to the Registrant to the extent it cannot be earned due to conversion or to Buyers to the extent earned. The interest on the interest would be disbursed to the Registrant. The Registrant is also required to pay for the legal fees incurred by the Buyers relating to this transaction. The sum of $25,000 was paid out of the first installment to the Buyers' counsel.

The Registrant is restricted for a finite period from issuing stock at a price, or options at an exercise price, which is below market, such calculations to include the consideration received by the Registrant for the stock or options. If the Registrant violates this provision, the established conversion price ceiling is subject to reduction per a formula. The Registrant is also restricted from registering shares during a finite period in connection with any other financing arrangement; this restriction does not relate to stock options or stock incentive plans for employees and consultants.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

INDEX TO EXHIBITS

4.1 Securities Purchase Agreement
4.2 Registration Rights Agreement








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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            Edulink, Inc.


May 18, 2004                        By:     /s/ Michael Rosenfeld
                                            ----------------------------------
                                            Michael Rosenfeld
                                            Executive Vice President